UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 13, 2020

Natera, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37478	01-0894487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Industrial Road, Suite 410

San Carlos, California 94070

(Address of principal executive offices, including zip code)

(650) 249-9090

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NTRA	Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Note Offering

The information set forth in Item 8.01 of this report under the heading “Indenture” is incorporated by reference into this Item 1.01.

The net proceeds from the offering of the Notes (as defined below), given the initial purchasers’ full exercise of their option to purchase additional Notes, were approximately $278.4 million after deducting the initial purchasers’ discount and estimated offering expenses payable by Natera, Inc. (the “Company”). The Company intends to use a portion of the net proceeds from this offering to repay its debt obligations under that certain Credit Agreement, dated as of August 8, 2017, as amended between the Company and OrbiMed Royalty Opportunities II, LP, including accrued interest and pre-payment penalties. The Company intends to use the remainder of the net proceeds from this offering for working capital and general corporate purposes and continued investments in research and development of the Company’s product offerings. The Company may also use a portion of the net proceeds from the offering for acquisitions of complementary businesses, technologies or other assets. The Company has no understandings, agreements or commitments for any material acquisitions at this time.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms and conditions of the Notes and Indenture described in Item 8.01 of this report are incorporated herein by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this report under the headings “Purchase Agreement” and “Indenture” is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

Purchase Agreement

On April 13, 2020, the Company entered into a Purchase Agreement with Morgan Stanley & Co. LLC (“Morgan Stanley”), J.P. Morgan Securities LLC (“J.P. Morgan”) and Cowen and Company, LLC (“Cowen”), as representatives (the “Representatives”) of the purchasers named therein (collectively, the “Initial Purchasers”), relating to the Company’s sale of $287.5 million aggregate principal amount of its 2.25% Convertible Senior Notes due 2027 (the “Notes”) to the Initial Purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for initial resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers. To the extent that any shares of the Company’s common stock (“Common Stock”) are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof. A maximum of 9,634,700 shares of the Company’s common stock may be issued upon conversion of the Notes, subject to adjustment.

Indenture

The Notes were issued pursuant to an Indenture, dated as of April 13, 2020 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee. The Notes are senior, unsecured obligations of the Company, and interest is payable semiannually in cash at a rate of 2.25% per annum on each May 1 and November 1, beginning on November 1, 2020. The Notes mature on May 1, 2027 unless redeemed, repurchased or converted in accordance with their terms prior to such date.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may become due and payable immediately. The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:

1)	default by the Company in any payment of interest on any Note when due and payable, and such default continues for a period of 30 days;

2)	default by the Company in the payment of principal of any Note when due and payable at its stated maturity, optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

3)	failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon the exercise of a holder’s conversion right, and such failure continues for a period of three business days;

4)	failure by the Company to give (i) a fundamental change notice when due and such failure continues for a period of three business days or (ii) notice of a specified corporate transaction when due;

5)	failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

6)	failure by the Company to comply with any of its agreements under the Notes or the Indenture (other than a covenant or agreement in respect of which a default or breach is specifically addressed in Clauses (1) through (5) above) and such breach continues for a period of 60 days after written notice of such failure from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding is received by the Company;

7)	default by the Company or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $20,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such significant subsidiary, and such default

a.	results in such indebtedness becoming or being declared due and payable prior to its stated maturity, or

b.	constitutes a failure to pay the principal of any such indebtedness when due and payable (after the expiration of all applicable grace periods), at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; or

8)	certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries.

The Notes are convertible at an initial conversion rate of 25.7785 shares of Common Stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $38.79 per share of Common Stock subject to adjustment. Prior to the close of business on the business day immediately preceding February 1, 2027, such conversion is subject to the satisfaction of certain conditions set forth below. On or after February 1, 2027, holders may convert all or a portion of their Notes at any time prior to close of business on the second business day immediately preceding May 1, 2027 regardless of such conditions. Upon conversion, holders will receive cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election.

In addition, following certain corporate events that occur prior to the maturity date or following issuance by the Company of a notice of redemption, in each case as provided in the Indenture, in certain circumstances, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or who elects to convert any Notes called for redemption during the related redemption period. Additionally, in the event of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of Notes, plus any accrued and unpaid interest to, but excluding, the repurchase date.

Holders of the Notes may convert all or a portion of their Notes prior to the close of business on the business day immediately preceding February 1, 2027, in multiples of $1,000 principal amount, only under the following circumstances:

•	during any fiscal quarter commencing after the fiscal quarter ending on September 30, 2020 (and only during such fiscal quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day;

•	during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each trading day of that five consecutive trading day period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate of the Notes on each such trading day;

•	if the Company calls such Notes for redemption, at any time prior to the close of business on the second business day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate events.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this Form 8-K is qualified in its entirety by reference to the Indenture.

Press Release

On April 13, 2020, the Company issued a press release announcing the pricing of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Indenture (including form of Note) with respect to the Company’s 2.25% Convertible Senior Notes due 2027, dated as of April 16, 2020, between the Company and Wilmington Trust, National Association, as trustee
99.1	Press Release dated April 13, 2020
104	Cover Page Interactive Data File (formatted as in line XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATERA, INC.

DATE: April 16, 2020	By:	/s/ Michael Brophy
Michael Brophy
Chief Financial Officer